SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)    September 12, 2003

Natus Medical Incorporated

(Exact name of registrant as specified in its charter)

Delaware	000-33001	77-0154833
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1501 Industrial Road, San Carlos, California 94070

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:    (650) 802-0400

Not applicable

(Former name or former address, if changed since last report)

ITEM 4.    CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT.

On September 12, 2003, Natus Medical Incorporated (“the Company”) dismissed Deloitte & Touche LLP (“Deloitte & Touche”) as its outside auditors. The decision to dismiss Deloitte & Touche was approved by the Company’s Board of Directors upon the recommendation of its Audit Committee.

On July 1, 2003 the Company acquired privately held Neometrics Inc. (“Neometrics”).

Approximately two years prior to being acquired by the Company, Neometrics agreed to act as a subcontractor to Deloitte Consulting on a consulting project with a state government agency. Deloitte Consulting subsequently submitted a bid to the government agency and on or about September 4, 2003 a contract was awarded to Deloitte Consulting to perform the work. Thus, the Company’s Neometrics division might provide services to Deloitte Consulting. The Company has determined that if the Neometrics division initiates negotiation of a material subcontract with Deloitte Consulting, the independence of Deloitte & Touche could be impaired.

Deloitte & Touche’s report on the Company’s consolidated financial statements as of and for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During the Company’s two most recent fiscal years and the subsequent interim period through September 12, 2003 there were no disagreements, as that term is used in Item 304(a)(1)(iv) of Regulation S-K, between the Company and Deloitte & Touche on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which disagreements, if not resolved to Deloitte & Touche’s satisfaction, would have caused Deloitte & Touche to make reference to the subject matter of the disagreement in connection with its reports.

No “reportable events,” as that term is described in Item 304(a)(1)(v) of Regulation S-K, have occurred during the Company’s two most recent fiscal years and the subsequent interim period through September 12, 2003.

The Company has provided Deloitte & Touche with a copy of the disclosures it is making in this Item 4, and has filed as an exhibit hereto the response of Deloitte & Touche to such disclosures.

ITEM 7.    FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)	Exhibits.

	Exhibit No.	Description
	16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission agreeing with the statements made by the Company in Item 4 of this Current Report on Form 8-K.

	99.1	Press release dated September 18, 2003 announcing a change in auditors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATUS MEDICAL INCORPORATED

Dated: September 18, 2003	By:	/s/ STEVEN J. MURPHY
Steven J. Murphy Vice President, Finance and Principal Accounting Officer

Index to Exhibits

Exhibit No.	Description

16.1	Letter from Deloitte & Touche LLP to the Securities and Exchange Commission agreeing with the statements made by the Company in Item 4 of this Current Report on Form 8-K.

99.1	Press release dated September 18, 2003 announcing a change in auditors.

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